Exhibit 10.45

May 22, 2013

Brice Tarzwell

7904 Briar Brook Court

Dallas, TX 75218

Dear Brice:

I am very pleased to extend this offer to you to join Par Petroleum Corporation (the “Company”). We are looking forward to your employment with the Company and building the future of the Company with you. The following summarizes some of the key provisions of your proposed compensation package with the Company. This is only a summary and the details and terms of the benefits will be controlled by the governing plan documents and Company policies.

Salary: Upon your employment with the Company, you will be paid an annual base salary of $250,000 no less frequently than on a semi-monthly basis in accordance with Company payroll practices. Your compensation will be reviewed annually.

Bonus: Upon your employment with the Company, you will be eligible to receive an annual bonus. However, the decision to provide any annual bonus and the amount and terms of any annual bonus shall be in the sole and absolute discretion of the compensation committee of the Company’s board of directors.

Long Term Incentive: Upon your employment with the Company, you will be granted a value of $175,000 in restricted Company common stock under the Company’s 2012 Long Term Incentive Plan (the “Plan”). In addition, if you are continuously employed with the Company from the commencement of your employment with the Company to the one-year anniversary thereof, you will be granted a value of $175,000 in restricted Company common stock under the Plan on such anniversary. In each case, the actual number of shares granted will be determined based on the average volume weighted average price of the Company’s common stock for the 60 days immediately preceding the date of grant consistent with the Plan, as determined by the compensation committee of the Company’s board of directors. Subject to the terms thereof, these restricted stock grants will vest on the 24-month anniversary of your commencement of employment with the Company with 100% vesting accelerated for certain events such as a change in control of the Company.

Benefits: Upon your employment with the Company and subject to your satisfaction of applicable eligibility provisions thereof, you will be entitled to participate in any benefit plans as may be offered from time to time by the Company to its employees generally. In addition, subject to your satisfaction of applicable eligibility provisions thereof, you will be entitled to participate in the Company’s 401(k) plan.

Background Check: This offer is conditional on the Company’s satisfactory review of a background check on you.

Employee Confidentiality and Proprietary Rights Agreement: Enclosed is a copy of the Company’s Employee Confidentiality and Proprietary Rights Agreement. The offer is also conditional on our mutual execution of that agreement.

All compensation and benefits are subject to federal, state and local taxes.

As you know, this letter does not serve as an employment contract. Your employment will be “at will” and for no fixed duration and may be terminated by either party at any time for any reason.

By executing and returning this letter, you are also confirming that you are not subject to any non-competition agreement, non-solicitation agreement or other restrictive covenant from your current employer or any other party.

If you agree with the terms and conditions of this letter and confirm the above paragraph, I would appreciate your signing the enclosed copy of the letter in the space below and returning it to me.

Sincerely

/s/ R Seth Bullock

R Seth Bullock Chief Financial Officer

AGREED and ACCEPTED:

/s/ Brice Tarzwell Date: May 22, 2013
Brice Tarzwell